1101 Market Street, Chattanooga, Tennessee 37402-2801

May 24, 2021

Donald A. Moul
13061 Marsh Landing
Palm Beach Gardens, FL 33418

Dear Don:

I am pleased to offer you the position of Executive Vice President and Chief Operating Officer with the Tennessee Valley Authority (“TVA”). Upon employment in this position, TVA will provide you an annual salary of $765,000, which will be payable on a biweekly basis.

Additionally, you will be included as a participant in TVA’s Executive Annual and Long-Term Incentive Plans. Under the Annual Incentive Plan, your annual incentive opportunity will be 70 percent of your annual salary beginning in fiscal year 2021 (October 1, 2020 through September 30, 2021). Actual award amount will be prorated based on the number of days you are employed during the fiscal year and based on achievement of goals established at the beginning of the performance period.

Under the Long-Term Incentive Plan, performance and retention awards are granted annually on October 1st for three-year periods. You will receive a prorated Long-Term Performance grant of $588,750 for the FY 2021 - FY 2023 performance cycle which will vest on September 30, 2023. You will receive a prorated Long-Term Performance grant of $327,083 for the FY 2020 – FY 2022 performance cycle which will vest on September 30, 2022. You will also receive a prorated Long-Term Performance grant of $65,417 for the FY 2019 – FY 2021 performance cycle which will vest on September 30, 2021. Each Long-Term Performance grant is based on a target award of $785,000. Actual long-term performance award amounts will be based on scorecard results.

You will receive a prorated Long-Term Retention grant of $588,750 for the FY 2021 – FY 2023 performance cycle. This grant will vest in 1/3 increments: $196,250 on September 30, 2021, $196,250 on September 30, 2022 and $196,250 on September 30, 2023. You will receive a prorated Long-Term Retention grant of $218,056 for the FY 2020 – FY 2022 performance cycle. This grant will vest and pay out $109,028 on September 30, 2021 and $109,028 on September 30, 2022. You will also receive a prorated Long-Term Retention grant of $21,806 for the FY 2019 – FY 2021 performance cycle. This grant will vest and payout out $21,806 on September 30, 2021. Each Long-Term Retention grant is based on a target award of $785,000. Eligibility for each award payment requires that you be employed by TVA on the vesting date for that payment.

Annual and long-term performance incentive awards are generally paid out in the first quarter of the fiscal year following the fiscal year in which they are earned.

Due to the nature of this position, you will also be included as a participant in TVA’s Supplemental Executive Retirement Plan (SERP) at the Tier 1 Level. A general outline of how the SERP calculation works is provided to you to use in your consideration of this offer. Upon employment, you will be asked to make an election regarding distribution of benefits following separation and to provide information related to designation of beneficiary.

Donald A. Moul

May 24, 2021

In connection with your move to TVA’s headquarters in Knoxville, Tennessee, TVA will pay for the actual and reasonable travel and moving expenses, including home closing costs, for you and your immediate family. TVA's relocation services program will also be available to assist you in the sale of your present home. These relocation benefits must be repaid in full to TVA if, within one year of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) if you are terminated for cause.

In addition to relocation, TVA will provide you a recruitment and relocation incentive payment in the total amount of $1,200,000, which will be paid to you in three lump sum payments, less any applicable taxes and withholdings. The first payment of $650,000 will be made as soon as practical following the commencement of your employment. The second payment of $450,000 will be made as soon as practical one year following your date of employment, and the third payment of $100,000 will be made as soon as practical two years following your date of employment. The first recruitment and relocation incentive payment must be repaid in full to TVA if, within two years of the effective date of your employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) you are terminated for cause. The second payment must be repaid in full to TVA if, within the third year of employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) you are terminated for cause. The third payment must be repaid in full to TVA if, within the fourth year of employment, (i) you voluntarily terminate employment unless the separation is for reasons beyond your control and acceptable to TVA, or (ii) you are terminated for cause.

For purposes of this offer letter, termination “for cause” shall be defined as termination as a result of any act on your part resulting in or involving any of the following: (1) insubordination, intentional neglect of duties, or refusal to cooperate with investigations of your or TVA's business practices; (2) criminal indictment or conviction of a felony or crime of moral turpitude; or (3) misconduct involving dishonesty, fraud, or gross negligence that directly results in significant economic or reputational harm to TVA.

During your employment, you will be eligible to participate in all TVA-sponsored employee benefits plans and qualified retirement plans available to new executive employees at TVA. Information and materials regarding these plans, including the benefits provided under them, will be provided to you. Your employment will be subject to the usual employment procedures and satisfactory results of a security investigation, which will include a drug screen. This position will also require, and is subject to your receiving, a top-secret security clearance and a nuclear security/safeguards clearance.

TVA is committed to the highest ethical standards. If you accept this offer of employment, as an employee, you will be covered by the criminal conflict of interest statutes and the Standards of Ethical Conduct for Employees of the Executive Branch, and you will be required to complete new employee ethics training within three months of your hire date. A TVA Ethics official will schedule a time to meet with you personally after your arrival and provide an overview of the ethics requirements for executives. This position is also covered by public financial disclosure requirements, and you will be required to complete a new entrant public financial disclosure report within 30 days of your hire date. You may contact TVA’s ethics office for additional information on applicable ethics requirements at 865-632-3199 or ethics@tva.gov.

Donald A. Moul

May 24, 2021

If you have any questions, or if I can be of assistance in any way, please do not hesitate to call me at (423) 751-8584. We look forward to your acceptance and joining the TVA team.

Please sign below indicating your acceptance of this offer.

Sincerely,

/s/ Susan E. Collins

Susan E. Collins
Executive Vice President
Chief People and Communications Officer

/s/ Donald A. Moul 5/24/21
Donald A. Moul Acceptance Date